Exhibit 99.1

Spencer Joins Rubicon Board of Directors

FRANKLIN PARK, Ill., Jan. 28, 2008 (PRIME NEWSWIRE) — Rubicon Technology, Inc. (Nasdaq:RBCN) announced the appointment of Raymond Spencer as a member of Rubicon’s Board of Directors, effective immediately.

Spencer, the CEO of Capgemini’s Financial Services Strategic Business Unit, brings more than thirty years experience spanning the areas of international business, management planning, technology, finance, M&A, and leadership. As a founder, Chairman, and CEO of Kanbay International, Inc., Spencer led the organization from its inception through to its acquisition by Capgemini in 2007 for $1.3 billion. Through his leadership, Kanbay was one of the top five performing IPO’s on NASDAQ in 2004 and was ranked ninth on BusinessWeek’s Annual “Hot Growth Companies” List in 2005.

He was inducted to the Chicago Area Entrepreneur Hall of Fame in 2003 and serves as a board member of the Information Technology Association of America (ITAA). Raymond was named Ernst & Young Entrepreneur of The Year 2005 for the Illinois Region. He is a member of The Economic Club of Chicago and also serves on the Board of Columbia College Chicago. Recently, he was named a Laureate in the Computerworld Honors Program, which distinguishes innovators around the world whose visionary use of information technology produces and promotes positive social change.

“We are extremely pleased to have Raymond join our board,” Raja Parvez, President and CEO of the Chicago-based sapphire manufacturing company said in a statement. “Our business is global and our product-line is growing. Raymond brings outstanding experience and insight to our organization.”

About RBCN: Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at www.rubicon-es2.com.

This press release may contain certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

CONTACT:

Garfield Group Public Relations

Kevin Jurrens

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